EXHIBIT 5.1

                                YIGAL ARNON & CO.
                              ADVOCATES AND NOTARY


                           TEL AVIV September 18, 2003
                                 Ref. YA Opinion



Direct Dial:      972-3-608-7856
Direct Fax:       972-3-608-7713 or -7714
E-mail:           DavidS@arnon.co.il

Tower Semiconductor Ltd.
P.O. Box 619
Migdal Haemek, Israel, 23105



Ladies and Gentlemen:

     We have acted as Israeli counsel to Tower Semiconductor Ltd. (the "Company"), a corporation organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company's registration statement on Form F-3 (the "Registration Statement") relating to the registration under the United States Securities Act of 1933, as amended, of (i) 7,086,037 Ordinary Shares, par value NIS 1.0 per share (the "Shares"); (ii) warrants exercisable into 3,188,715 Ordinary Shares, par value NIS 1.0 per share (the "Warrants"); (iii) 3,188,715 Ordinary Shares, par value NIS 1.0 per share issuable upon the exercise of the Warrants (the "Warrant Shares"; (iv) 5,367 Ordinary Shares, par value NIS 1.0 per share issuable upon the exercise of the warrants issued to public in connection with a rights offering (the "Public Warrant Shares") and (v) 400,000 Ordinary Shares, par value NIS 1.0 per share issuable upon the exercise of the warrants issued to a contractor of the Company (the "Contractor Warrant Shares"; the Warrant Shares, Public Warrant Shares and Contractor Warrant Shares, shall collectively be referred to as the "Warrants Shares").

     As counsel to the Company in Israel, we have examined copies of the Memorandum of Association and the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

     Based on the foregoing, we advise you that in our opinion:

     1. The Shares and Warrants are duly authorized, legally issued, fully paid and non-assessable.

YIGAL ARNON & CO.                                   - 2 -


     2. The Warrants Shares, if and when paid for and issued in accordance with the terms and conditions of the exercise of the Warrants, will be duly authorized, legal issued, fully paid and nonassesable.

     We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption "Legal Matters."

                                                        Very truly yours,


                                                        /s/Yigal Arnon & Co.